Exhibit 99.1

CONTACT:	Michael P. Dickerson Vice President, Finance and Investor Relations (859) 572-8684	FOR IMMEDIATE RELEASE December 22, 2006
GENERAL CABLE ANNOUNCES BRIAN J. ROBINSON AS CHIEF FINANCIAL OFFICER
Highland Heights, Kentucky — December 22, 2006 — General Cable Corporation (NYSE:BGC) announced today that Brian J. Robinson has been promoted to Senior Vice President, Chief Financial Officer and Treasurer of the Company effective January 1, 2007. Robinson will report to Gregory B. Kenny, President and Chief Executive Officer of General Cable. He replaces Christopher F. Virgulak, who previously announced his decision to leave the Company at the end of 2006. Virgulak will continue in an advisory role for up to six weeks to ensure an orderly transition of the Company’s financial leadership.
“As a leader with an extraordinary reputation for integrity, teamwork and high professional standards, Brian is well deserving of this recognition,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable. “Brian has led our Corporate Financial Accounting and Reporting Team and has been instrumental in driving improved controls and best practices in our global finance organization. He has also played an instrumental role in our Company’s major financing transactions, which have significantly strengthened the Company’s balance sheet, lowered our borrowing costs and improved our operating flexibility.”
Robinson became Controller for General Cable in 2000 and assumed the additional responsibility of Senior Vice President and Treasurer in March 2006. He began his career at Deloitte & Touche LLP in 1991, and in 1997 moved from Cincinnati, Ohio to London, England, where he served as Audit Manager focused on accounting services for global companies. In 1999, Robinson joined General Cable as Assistant Controller.
Robinson holds a Bachelor of Science degree in Accounting from the University of Dayton and received his CPA certification in 1993.
Kenny continued, “For over 20 years, Chris Virgulak has been a key contributor to the overall strength of the Company and a great business partner to me. He leaves General Cable having built a highly capable global finance organization and, for that, I thank him on behalf of all our associates and our shareholders, and I wish him all the best in the future.”
“I have had many opportunities to contribute and grow professionally at General Cable and I leave knowing that the Company has a deeper finance organization, a stronger balance sheet, and is well positioned for the future,” said Christopher F. Virgulak. “I am certain Brian is the right person to lead General Cable’s financial team, and partner with Greg and other members of the Company’s Leadership Team to continue on their quest to profitably grow the Company on a global basis.”
With $3.5 billion of annualized revenues and 7,700 employees, General Cable is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our website at www.generalcable.com.
Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors are more fully discussed in the Company’s Registration Statement on Form S-3 (File No. 333-138511) filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2006, and its amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, as filed with the Commission on November 8, 2006, as well as in its periodic reports filed with the Commission.
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Release No. 0525
12/22/06